Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE CEO AND CFO RESIGN

TULSA, OK – November 9, 2010 Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced today that Michael J. Bradley has resigned his position as President and Chief Executive Officer as well as his role as a Director on the Company’s Board of Directors. Thomas E. Long has also resigned his position as its Vice President and Chief Financial Officer.

Mr. Bradley and Mr. Long are both leaving Matrix to join the same company in the midstream petroleum business, the industry they came from prior to joining the company. Mr. Bradley will remain with the Company and Board through November 19 and Mr. Long with the Company through November 30 as both assist with the transition.

Mr. Michael J. Hall, Chairman of the Matrix Service Company Board of Directors, said, “While we are disappointed to see Mike and Tom leave the Company, we are well positioned to manage through the transition. We have a very strong leadership team that has, and will continue to, execute our business strategy and diversification plan. The Company remains committed to our strategic plan, has a strong balance sheet and cash position, and maintains a positive outlook for the business in fiscal 2011.”

The Board of Directors is in the process of evaluating internal and external candidates for both positions. In the meantime, Mr. Hall will provide oversight and strategic direction to the executive management team. The existing executive management team, including Mr. Joseph F. Montalbano, Vice President and Chief Operating Officer; Ms. Nancy E. Austin, Vice President of Human Resources; Mr. Kevin S. Cavanah, Vice President of Accounting and Financial Reporting; and Mr. Jason W. Turner, Vice President and Treasurer, will report directly to Mr. Hall until the company completes its executive searches. Mr. Hall previously served as President and Chief Executive Officer of the Company from March of 2005 until his retirement in November 2006 and as its Vice President and Chief Financial Officer from November 1998 to May 2004.

Mr. Bradley joined the company in November 2006 and Mr. Long in April 2008. “Mike and Tom have provided outstanding leadership and direction to the Company over the past few years. We would like to thank them for their contributions and wish them success in their future endeavors,” said Mr. Hall.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President and CFO

T: 918-838-8822

E: telong@matrixservice.com